Exhibit 10.4
Form of Restricted Share Unit Award Agreement for Non-Employee Trustees

EPR PROPERTIES
2016 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

Date of Grant: ___________________

Number of Restricted Share Units Granted: ___________________

This Award Agreement dated ___________________, is made by and between EPR Properties, a Maryland real estate investment trust (the “Company”), and ___________________ (“Participant”).

RECITALS:

A.    Effective May 12, 2016, the Company’s shareholders approved the EPR Properties 2016 Equity Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Restricted Share Units to eligible Service Providers of the Company.
B.    Participant is a non-Employee trustee and Service Provider of the Company and the Company desires to encourage him to own equity in the Company and to give him added incentive to advance the interests of the Company, and desires to grant Participant Restricted Share Units under the terms and conditions established by the Committee.

AGREEMENT:
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1.    Incorporation of Plan.  All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

2.    Grant of RSUs.  Subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants and awards to Participant and credits to a separate account maintained on the books of the Company (the “Account”) that number of RSUs identified above opposite the heading “Number of Restricted Share Units Granted” (the “RSUs”).  On any date, the value of each RSU shall be equal to the Fair Market Value of a common share of beneficial ownership of the Company (a “Share”).  All amounts credited to Participant’s Account under this Award Agreement shall continue for all purposes to be a part of the general assets of the Company.  Participant’s interest in the Account shall make Participant only a general, unsecured creditor of the Company.  The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested (the "Vesting Date," as defined below).
3.    Vesting Date.  Subject to any exceptions set forth in this Award Agreement or in the Plan, the Vesting Date for the RSUs shall be the earlier of (a) the close of business on the day preceding the first annual meeting of shareholders after the Date of Grant, or (b) a Change of Control.  Vesting of the RSUs shall be subject to acceleration as provided in the Plan.
4.    Cancellation of RSUs.  Unless otherwise provided below, if Participant ceases to be a Service Provider of the Company prior to the Vesting Date, Participant shall thereupon immediately forfeit any and all unvested RSUs, and the full ownership of such RSUs shall thereupon revert to the Company.  Upon such forfeiture, Participant shall have no further rights under this Award Agreement.
5.    Settlement of Vested RSUs; Delivery of Shares.  Upon vesting of the RSUs, the Participant (or such other person entitled to receive payment pursuant to this Award Agreement and the Plan) shall become entitled to receive from the Company a number of Shares equal to the aggregate number of RSUs credited to Participant’s Account and then vesting as of such date, payable at the times set forth in Annex A hereto.  The Committee, in its sole discretion, may pay Participant an amount of cash equal to the Fair Market Value of the vested RSUs in lieu of issuing Shares or may pay Participant any combination of cash and Shares. Any delivery of Shares under this Agreement may be made by delivery of a share certificate, free of any restrictions, or by means of a credit of Shares in book entry form.
6.    Dividend Equivalent Rights.  Participant shall receive Dividend Equivalent rights in respect of any RSU (vested or unvested) covered by this Award Agreement which Dividend Equivalents shall be payable at the time of any payment of dividends to stockholders on Shares. The amount of any such Dividend Equivalents shall equal the amount that would be payable to the Participant as a shareholder in respect of a number of Shares equal to the number of RSUs then credited to Participant’s Account hereunder.
7.    Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construc-tion of this Award Agreement.
8.    Amendment.  Except as may otherwise be permitted under the Plan, the Committee has the right to amend this Award Agreement, prospectively or retroactively; provided that no such amendment or alteration shall adversely affect Participant's material rights under this Award Agreement without Participant's consent and pursuant to a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.
9. Clawback Policy. The RSUs and any Dividend Equivalents may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to its executives under certain circumstances. Participant acknowledges that the RSUs and any Dividend Equivalents may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd-Frank or as set forth in this Award Agreement.
10.    Governing Law.  The laws of the State of Maryland will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.
11. Entire Agreement and Binding Effect.  This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.  Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
This Award Agreement has been executed and delivered by the parties hereto.

The Company:	Participant:
EPR PROPERTIES

BY:__________________________	________________________
Name: Craig L. Evans	___________________
Title: Senior Vice President, General Counsel and Secretary